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                                                                   EXHIBIT 10.29

                                PLEDGE AGREEMENT

Eastfield International Holdings, Inc., Box 858, Valley Forge, PA 19482, USA (the "Pledgor")

and

Raiffeisen Zentralbank Osterreich Aktiengesellschaft, Am Stadtpark 9, A-1030 Vienna, Austria (the ("Pledgee")

hereby enter into the following Pledge Agreement (the "Agreement"):

                                    ARTICLE I
                                     GENERAL

1.1      Pledgor holds 100% of the share interest in Eastfield
         Beteiligungsgesellschaft m.b.H., a limited liability company, with its corporate seat in Vienna, Austria, registered with the Commercial Register of Vienna, under the file number 185471 b (hereinafter referred to as "Company").

1.2 The Company as well as FLAGA Beteiligungs Aktiengesellschaft, as borrowers, have extended offers to conclude three loan agreements (the "Facility Agreements") to Pledgee as creditor in the amounts of EURO 74,000,000 (seventy-four million EURO), EURO 16,000,000 (sixteen million EURO) and EURO 15,000,000 (fifteen million EURO), respectively. Such offers have not been accepted by Pledgee and the Facility Agreements thus have not been concluded to date.

1.3 UGI Corporation has entered into guarantee agreements with Pledgee within the meaning of Section 1357 of the Austrian Civil Code (the "Guarantee Agreements").

1.4 This Pledge Agreement shall only enter into force in the event that the Pledgee has disbursed the Loan amount duly drawn pursuant to Loan Offer
         (A) made by Eastfield Beteiligungsgesellschaft m.b.H.
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                                   ARTICLE II

                PLEDGE OF A CORPORATE SHARE AND ASSOCIATED RIGHTS

2.1 In order to secure the full and punctual fulfillment of the payment and other obligations of the borrowers under the Facility Agreements, the Pledgor hereby pledges to the Pledgee its entire corporate share in the Company (hereinafter referred to as "Pledged Corporate Share").

2.2 The Pledgor herewith pledges to the Pledgee in addition to the Pledged Corporate Share any and all profits that are due to it as a shareholder of the Company and which fall due after the occurrence of the Event of Default (hereinafter referred to as "Pledged Rights to Distributed Profits"), exercisable when an Event of Default as specified in the Facility Agreements (hereinafter referred to as "Event of Default") shall have occurred and be continuing.

2.3 In addition to the pledges under Sections 2.1 and 2.2 the Pledgor herewith pledges to the Pledgee its rights and claims towards the Company arising from a claim for payment of the liquidation quota, repayment of share capital or claims arising from a sale or other disposition with respect to the Pledged Corporate Share or any part thereof (e.g., a claim for payment of the purchase price); such rights and claims shall be collectively referred to as "Pledged Rights of Substitution".

2.4 To secure perfection of the pledge granted by the Pledgor, the latter shall notify the Company of the pledge of the Pledged Corporate Share, of the Pledged Rights of Substitution and the Pledged Rights to Distributed Profits without delay. The Pledgor shall also make and maintain an entry into its books regarding such pledges in its description of shareholders. In addition, upon request of the Pledgee, the Pledgor shall take any other steps necessary or expedient to secure the perfection of the pledge.

2.5 Until full payment under the Facility Agreements the Pledgor is obligated to arrange that payments on account of (i) Pledged Rights of Substitution or (ii) in case of an Event of Default on account of Pledged Rights to Distributed Profits, are made directly to the Pledgee and the Pledgee shall be entitled to keep such monies insofar as they do not exceed the amounts under the Facility Agreements which are currently outstanding and which may become outstanding in the future. Any surplus remaining shall be released to

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         the Pledgor without delay. The Pledgee shall hold in trust the amounts so retained prior to their release. With respect to any amounts received by the Pledgor under (i) or (ii) above, the Pledgor shall hold such amounts in trust for, and release such amounts to the Pledgee without delay.

2.6 Irrespective of the pledge of the Pledged Corporate Share and subject to the terms of this Agreement, the Pledgor shall not be restricted in any way whatsoever in exercising the rights enjoyed by it as shareholder of the Company and attaching to the Pledged Corporate Share.

                                   ARTICLE III
                            ENFORCEMENT OF THE PLEDGE

3.1 The Pledgor herewith grants its express consent that in case of an Event of Default under the Facility Agreements which has not been cured pursuant to the provisions of curing Events of Default under such Facility Agreements, the Pledgee shall be entitled to enforce the Pledged Corporate Share without writ, judgment or any other court action, in a public auction (hereinafter referred to as "Public Auction") or in a private sale, be it with or without the assistance of a court (hereinafter referred to as "Private Sale"), applying the provision No. 14 (fourteen) of Article VIII of the 4th (fourth) "EVHGB" (Ordinance on the Introduction of the German Commercial Code in Austria) mutatis mutandis. Such an enforcement of the pledge is conditional on the Pledgee having requested the Pledgor in writing to settle the due portions of the amounts owing within 7 (seven) days as from service of the written request, and in such a request the Pledgee shall advise the Pledgor that a Public Auction or Private Sale will take place if these outstanding amounts are not settled within the said period of time. The Public Auction or the Private Sale may take place only after the aforementioned term has elapsed without payment in full of the outstanding amounts. Furthermore, any Private Sale or Public Auction shall only be made upon prior assessment of the Pledged Corporate Share pursuant to the provisions set forth below. The request by Pledgee set forth in this paragraph shall be in writing and shall be delivered by registered mail, by express mail service or by personal delivery to the address of Pledgor (to the attention of the managing director) given in this Agreement or at such other address as the Pledgor may have notified to Pledgee in writing. Each notice sent by registered mail or by express mail service shall be deemed duly received by Pledgor on the fifth calendar day after the date of its dispatch by Pledgee, provided that Pledgee has, on


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         the day of such dispatch, either dispatched by registered mail or by express mail service, or delivered by personal delivery, a copy of the same notice to the law firm Bruckhaus Westrick Heller Lober in Vienna, Austria, to the attention of Dr. Georg Bahn or Dr. Paul Luiki.

3.2 If the contracting parties fail to reach an agreement on the value of the Pledged Corporate Share within 14 (fourteen) days after the expiration of the period mentioned in Section 3.1 above, the said value shall be determined by an independent Austrian certified public accountant. If the Pledgor and the Pledgee fail to reach agreement on who the independent Austrian certified public accountant is to be who shall act as an expert ("Schiedsmann") within 30 (thirty) days after the expiration of the aforementioned 14-day period, such independent certified public accountant shall be appointed by the President of the Vienna Bar Association upon the request of either contracting party. The assessment of the Pledged Corporate Share shall be made by such certified public accountant in accordance with the Rules and Guidelines No. 74 of the Special Committee for Business Management and Organization of the Institute for Business Management, Tax Law and Organization at the Chamber of Certified Public Accountants, Vienna ("Fachgutachten Nr. 74 des Fachsenats fur Betriebswirtschaft und Organisation des Institutes fur Betriebswirtschaft, Steuerrecht und Organisation bei der Kammer der Wirtschaftstreuhander, Wien") as amended from time to time, or failing such in accordance with any appropriate substitute rules and guidelines.

3.3 As soon as the value of the Pledged Corporate Share has been determined, the Pledgee shall inform the Pledgor of the terms and conditions, the place, the date and the time of the Public Auction or the Private Sale and shall give its instructions therefor. Between receipt of such letter of information and the date of the Public Auction or the Private Sale there must elapse a period of at least 4
         (four) weeks. Neither in a Public Auction nor in a Private Sale may the Pledged Corporate Share be transferred at a price which is more than 20% (twenty percent) below the value determined by the parties or the expert. Each party to the Facility Agreements, including the Pledgee, is entitled to purchase the Pledged Corporate Share in a Public Auction or in a Private Sale. The Private Sale shall be made with the diligence customary for banks and by safeguarding the Pledgor's interests to the greatest extent possible.

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                                   ARTICLE IV
                               GUARANTEE AGREEMENT

Notwithstanding any provision herein to the contrary, the Pledgee shall not be entitled to enforce the pledge under this Agreement if and as long as UGI Corporation duly complies with the Guarantee Agreement. UGI Corporation is deemed to duly comply with the provisions of the Guarantee Agreement, provided that UGI Corporation duly fulfills all present and future payment or other obligations under the Guarantee Agreement, and provided further that everything guaranteed by UGI Corporation pursuant to clause 4 of the Guarantee Agreement is and remains true and accurate.

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES/COVENANTS

The Pledgor hereby represents, warrants and covenants to the Pledgee that the following shall hold true:

5.1 The Pledgor is and shall remain the legal and beneficial owner of all the shares, and, except for the security interest granted to the Pledgee herein, the Pledgor has, and will at all times during the term hereof have good and transferable title to all and every part of the shares, free and clear of any security interests, lien, pledge, encumbrance, option, claim or conditional sale contract, lease or other title retention agreement.

5.2 During the term hereof and following the occurrence of an Event of Default as specified in the Facility Agreements, the Pledgor shall notify immediately the Pledgee upon becoming aware of any event which may materially effect the rights of the Pledgee hereunder.

5.3 During the term hereof and following the occurrence of an Event of Default which has not been cured as specified in the Facility Agreements and immediately upon written request from the Pledgee, the Pledgor shall give to Pledgee all necessary declarations, authorizations and other documents or take all other actions in order to enable Pledgee, either in its own name or for and on behalf of the Pledgee, to promptly execute any of the security interests contained herein.


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                                   ARTICLE VI
                       CONTINUING AND INDEPENDENT SECURITY

6.1 This security shall be in addition to and shall be independent of every other security which the Pledgee at any time holds in respect of any or all of the obligations under the Facility Agreements.

6.2 This security shall constitute and be a continuing security, notwithstanding any settlement of accounts and, in particular but without limitation, shall not be considered satisfied by any intermediate payment or satisfaction of any of the obligations under the Facility Agreements in part, and shall continue in full force and effect until such time as all of the principal and interest under the Facility Agreements and all other amounts payable by the Pledgee under the Facility Agreements have been paid in full, whereupon this agreement shall be terminated in accordance with Article 7.

                                   ARTICLE VII
                                   TERMINATION

This agreement shall continue in full force and effect until any or all of the Facility Agreements terminates and the Pledgee has duly received all amounts payable to it under the Facility Agreements, at which time this agreement shall terminate and cease to be of any effect.

                                  ARTICLE VIII
                                FINAL PROVISIONS

8.1 Any and all notices in connection with this Agreement shall be made by registered letter and in accordance with the provisions of the Facility Agreements, except as otherwise set forth herein.

8.2 If any provision hereof is or becomes invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be replaced by a valid and enforceable provision which comes as close as possible to the original purpose of this Agreement.


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8.3      In addition to the terms of this Agreement the General Business
         Conditions of the Austrian Credit Institutions ("GBC") shall apply subject to the last sentence of this clause 8.3. The Pledgor hereby confirms that it has taken notice of the GBC and agrees thereto, except that Points 23, 24, 25, 26, 27 and 36 of the GBC shall not apply if and as long as UGI Corporation duly complies with the terms of the Guarantee Agreements.

8.4 The Pledgor shall bear and pay to the Pledgee all reasonable out of pocket costs and expenses of whatever nature incurred by the Pledgee after the conclusion of this Agreement in connection with the implementation of this Agreement including, without limitation, costs and expenses arising in connection with the preservation or enforcement of the Bank's rights under this Agreement (e.g., duties arising under the Austrian Duties Act).

8.5 Any notice or communication under or in connection with this Agreement shall be in writing and shall be delivered by mail, fax or courier to the addresses given in this Agreement or at such other address as the recipient may have notified to the other party in writing.

8.6 This Pledge Agreement shall be governed by Austrian law. Irrespective of the place of jurisdiction agreed upon in the Facility Agreements, the Pledgee shall be entitled, at its sole discretion, to assert claims arising out of this Agreement also before any Austrian court having subject-matter jurisdiction at the seat of the Company."

This Agreement has been executed, concluded and delivered on September 21, 1999 in Bratislava, Slovakia.

  ---------------------------------       --------------------------------------
  Raiffeisen Zentralbank Osterreich       Eastfield International Holdings, Inc.
          Aktiengesellschaft

The Company hereby acknowledges that it has knowledge of the content of this Agreement and the pledges stipulated herein.



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Eastfield Beteiligungsgesellschaft m.b.H.


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